Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-130408-03

Free Writing Prospectus Legend

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these
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


Merrill Lynch Mortgage Trust 2006-C2, Class A2

Deal Information
---------------------------------------------------------------------------------------------------------------------------
Deal Type:            Commercial MBS          Gross WAC:          6.1621            Orig Deal Bal:       $1,542,696,551.61
Cur Deal Bal:         $1,542,696,551.61       WA Amort Term:      332               Orig Collat Bal:     $1,542,696,551.62
Cur Collat Bal:       $1,542,696,551.62       Opt Redemp:         1%
No update found                               Settle:             Jun 30, 2006      Closed:              Aug 17, 2006

-----------------------------------------------------------------------------------
Deal Type:            WA Rem Term:    119
Cur Deal Bal:         Pricing Speed:  0 CPR
Cur Collat Bal:
No update found       Next Pay:       Sep 12, 2006      First Pay:   Sep 12, 2006

Price/Yield
--------------------------------------------------------------------------------------------------------------------
Given: Price                                                       0 CPR, 0                    0 CPR, 0
                                                                   CDR,0%Sev,                  CDR,0%Sev
                                                                   ,Adv0%P&I,0mo(s)            ,Adv0%P&I,0mo(s)
                                                                   lag,...                     lag,...
--------------------------------------------------------------------------------------------------------------------
100.5464             Yield                                                   5.7705                     5.7588
                     WAL                                                       7.42                       6.60
                     Spread @ Center                                             73                         72
                     Principal Window                                Jun11 to Jan16             Jun11 to Aug13
                     Principal Writedown                               0.00 (0.00%)               0.00 (0.00%)
                     Accum Int Shortfall                                       0.00                       0.00
                     Accum Coup Cap Shortfall                                    NA                         NA
                     Min Credit Support Pct                                   30.01                      30.01
                     Maturity #mos                                              113                         84
                     Mod Durn                                                 5.842                      5.337
                     Mod Convexity                                            0.429                      0.349
                     Total Collat Loss(Entitled)                       0.00 (0.00%)               0.00 (0.00%)
                     Total Collat Loss w/ History(Entitled)            0.00 (0.00%)               0.00 (0.00%)
                     Total Collat Liquidation(Entitled)                0.00 (0.00%)               0.00 (0.00%)
                                                                                  1                          1
                     Prepay Rate                                              0 CPR                      0 CPR
                     YMP                                                 Incl pnlty                 Incl pnlty
                     Prepay Penalty Haircut(%)                                    0                          0
                     Allow Prepay for Defeased                                   No                         No
                     No Prepay if L/O Pts >                          During Lockout             During Lockout
                     No Prepay if L/O YM >                           During Lockout             During Lockout
                     Default Rate                                             0 CDR                      0 CDR
                     Default Severity                                     0 Percent                  0 Percent
                     Servicer Advance                          All but newly liqdtd       All but newly liqdtd
                     Advance (% of P&I)                                           0                          0
                     Recovery Lag                                                 0                          0
                     Recovery Time Series                                       100                        100
                     Rate During Init Recov Lag                                   0                          0
                     Severity During Init Recov Lag                               0                          0
                     Extension (#mos)                                             0                          0
                     Extension %                                                100                        100
                     Coupon Stepup                                                0                          0
                     Amort Type                                  By pre-exten rules         By pre-exten rules
                     Use Asset-level                                          False                       True
                     CMT_3MO                                                 5.2050                     5.2050
                     CMT_6MO                                                 5.1910                     5.1910
                     CMT_2YR                                                 5.1120                     5.1120
                     CMT_3YR                                                 5.0590                     5.0590
                     CMT_5YR                                                 5.0200                     5.0200
                     CMT_10YR                                                5.0640                     5.0640
                     CMT_30YR                                                5.1240                     5.1240
                     3 (3.000,RLJ Portfolio)                 Prepay Rate:In Month 84,,

Yield Curve          Mat   1MO    3MO      6MO      2YR      3YR      5YR     10YR     30YR
                     Yld   5.065  5.2050   5.1910   5.1120   5.0590   5.0200  5.0640   5.1240

Merrill Lynch Mortgage Trust 2006-C2, Class A3

Deal Information
---------------------------------------------------------------------------------------------------------------------------
Deal Type:                  Commercial MBS         Gross WAC:         6.1621          Orig Deal Bal:     $1,542,696,551.61
Cur Deal Bal:               $1,542,696,551.61      WA Amort Term:     332             Orig Collat Bal:   $1,542,696,551.62
Cur Collat Bal:             $1,542,696,551.62      Opt Redemp:        1%
No update found                                    Settle:            Jun 30, 2006    Closed:            Aug 17, 2006

--------------------------------------------------------------------------------------------
Deal Type:                  WA Rem Term:        119
Cur Deal Bal:               Pricing Speed:      0 CPR
Cur Collat Bal:
No update found             Next Pay:           Sep 12, 2006      First Pay:   Sep 12, 2006

Price/Yield
--------------------------------------------------------------------------------------------------------------------
Given: Price                                                 0 CPR, 0                     0 CPR, 0
                                                             CDR,0%Sev ,Adv0%P&I,0mo(s)   CDR,0%Sev
                                                             lag,...                      ,Adv0%P&I,0mo(s) lag,...
--------------------------------------------------------------------------------------------------------------------
100.5443             Yield                                                  5.8888                      5.8742
                     WAL                                                      9.68                        8.14
                     Spread @ Center                                            83                          83
                     Principal Window                               Jan16 to Jun16              Aug13 to Jan16
                     Principal Writedown                              0.00 (0.00%)                0.00 (0.00%)
                     Accum Int Shortfall                                      0.00                        0.00
                     Accum Coup Cap Shortfall                                   NA                          NA
                     Min Credit Support Pct                                  30.01                       30.01
                     Maturity #mos                                             118                         113
                     Mod Durn                                                7.186                       6.275
                     Mod Convexity                                           0.647                       0.492
                     Total Collat Loss(Entitled)                      0.00 (0.00%)                0.00 (0.00%)
                     Total Collat Loss w/ History(Entitled)           0.00 (0.00%)                0.00 (0.00%)
                     Total Collat Liquidation(Entitled)               0.00 (0.00%)                0.00 (0.00%)
                                                                                 1                           1
                     Prepay Rate                                             0 CPR                       0 CPR
                     YMP                                                Incl pnlty                  Incl pnlty
                     Prepay Penalty Haircut(%)                                   0                           0
                     Allow Prepay for Defeased                                  No                          No
                     No Prepay if L/O Pts >                         During Lockout              During Lockout
                     No Prepay if L/O YM >                          During Lockout              During Lockout
                     Default Rate                                            0 CDR                       0 CDR
                     Default Severity                                    0 Percent                   0 Percent
                     Servicer Advance                         All but newly liqdtd        All but newly liqdtd
                     Advance (% of P&I)                                          0                           0
                     Recovery Lag                                                0                           0
                     Recovery Time Series                                      100                         100
                     Rate During Init Recov Lag                                  0                           0
                     Severity During Init Recov Lag                              0                           0
                     Extension (#mos)                                            0                           0
                     Extension %                                               100                         100
                     Coupon Stepup                                               0                           0
                     Amort Type                                 By pre-exten rules          By pre-exten rules
                     Use Asset-level                                         False                        True
                     CMT_3MO                                                5.2050                      5.2050
                     CMT_6MO                                                5.1910                      5.1910
                     CMT_2YR                                                5.1120                      5.1120
                     CMT_3YR                                                5.0590                      5.0590
                     CMT_5YR                                                5.0200                      5.0200
                     CMT_10YR                                               5.0640                      5.0640
                     CMT_30YR                                               5.1240                      5.1240
                     3 (3.000,RLJ Portfolio)                 Prepay Rate:In Month 84,,
Yield Curve          Mat   1MO    3MO      6MO      2YR      3YR     5YR      10YR     30YR
                     Yld   5.065  5.2050   5.1910   5.1120   5.0590  5.0200   5.0640   5.1240